Nuveen California AMT-Free Quality Municipal Income Fund N-2

Exhibit 99.(b)

BY-LAWS
OF
NUVEEN CLOSED-END FUNDS
ORGANIZED AS
MASSACHUSETTS BUSINESS TRUSTS

(Amended and Restated as of February 28, 2024)

ARTICLE I

DECLARATION OF TRUST AND OFFICES

Section 1.1       The Trust; Declaration of Trust. These are the By-Laws of each Nuveen Closed-End Fund listed on Exhibit A, each a Massachusetts business trust established by its own Declaration of Trust (each such fund being referred to individually as the “Trust”). The Trust shall be subject to the Declaration of Trust, as from time to time in effect (the “Declaration of Trust”). Each Shareholder of the Trust, by virtue of having become a Shareholder, shall be held to have expressly assented and agreed to be bound by the terms of the Declaration of Trust and these By-Laws.

Section 1.2       Registered Agent. The registered agent of the Trust in the Commonwealth of Massachusetts shall be CT Corporation System, 155 Federal Street, Boston, Massachusetts, or such other agent as may be fixed by the Trustees.

Section 1.3       Other Offices. The Trust may have such other offices and places of business within or without the Commonwealth of Massachusetts as the Trustees shall determine.

ARTICLE II

SHAREHOLDERS

Section 2.1       Place of Meetings. (a) Meetings of the Shareholders may be held at such place or places within or without the Commonwealth of Massachusetts as shall be fixed by the Trustees or by the officers of the Trust and stated in the notice of the meeting, or in accordance with the following paragraph (b).

(b)     Notwithstanding anything to the contrary in these By-Laws, the Trustees or the officers of the Trust may determine at any time, including, without limitation, after the calling of any meeting of Shareholders, that any meeting of Shareholders be held solely by means of remote communication or both at a physical location and by means of remote communication. Notwithstanding anything to the contrary in these By-Laws, if it is determined after notice of the meeting has been delivered to Shareholders that participation by Shareholders in the meeting shall or may be conducted by means of remote communication, announcement of such change may be made at any time by press release or any other means as may be permitted or required by applicable law. Shareholders and proxy holders entitled to be present and to vote at the meeting that are not physically present at such a meeting but participate by means of remote communication shall be considered present in person for all purposes under these By-Laws and may vote at such a meeting. Subject to any guidelines and procedures that the Trustees or the officers of the Trust may adopt, any meeting at which Shareholders or proxy holders are permitted to participate by means of remote communication shall be conducted in accordance with the following, except to the extent otherwise permitted by the federal securities laws and the rules thereunder applicable to the Trust, including any exemptive, interpretive or other relief (including no-action relief) or guidance issued by the Securities and Exchange Commission or the Staff of the Securities and Exchange Commission.

(i)       The Trust shall implement, at the direction of the Chief Administrative Officer or his or her designee, reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a Shareholder or proxy holder;

(ii)       The Trust shall implement, at the direction of the Chief Administrative Officer or his or her designee, reasonable measures to provide the Shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings; and

(iii)       In the event any Shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action shall be maintained by the Trust.

Section 2.2       Regular Meetings. Regular meetings of the Shareholders for the election of Trustees and the transaction of such other business as may properly come before the meeting shall be held, so long as Shares are listed for trading on the New York Stock Exchange or any other exchange or market (an “Exchange”) and such Exchange requires the Trust to hold such meetings. Such regular meetings shall be called by the Trustees and held in accordance with the rules, regulations and interpretations of the applicable Exchange, on such day and at such place as shall be designated by the Trustees or by the officers of the Trust, provided that a meeting initially called to be held in any given calendar or fiscal year shall be deemed to be an annual meeting (as defined below) for that calendar or fiscal year, if so designated by the Trustees, even if the actual date of the Meeting is in a subsequent calendar or fiscal year, due to postponements, adjournments, delays or other similar events or circumstances. In the event that such a meeting is not held for any year if so required by the applicable Exchange, for whatever reason, a subsequent special meeting may be called by the Trustees and held in lieu of such meeting with the same effect as if held within that year. Such regular meeting or special meeting held in lieu of a regular meeting in accordance with this Section 2.2 shall be deemed to be an “annual meeting” for the purposes of these By-laws, and the term “special meeting” refers to all meetings of Shareholders other than an annual meeting or a special meeting in lieu of an annual meeting.

Section 2.3       Special Meetings.

(a)       Special meetings of the Shareholders for any purpose or purposes may be called by at least sixty-six and two-thirds percent (66 2/3%) of the Trustees.

(b)       Special meetings of the Shareholders must be called upon the written request of Shareholders entitled to cast at least ten (10) percent of all the votes entitled to be cast at the meeting. In order to be deemed properly submitted to the Trust, a written request of Shareholders to call a special meeting (a “Special Meeting Request”) must comply with this Section 2.3(b).

(i)       Any Shareholder(s) seeking to request a special meeting shall send the Special Meeting Request to the Secretary by registered mail, return receipt requested, requesting the Secretary to call a special meeting. Proof of the requesting Shareholder’s ownership of Shares at the time of giving the Special Meeting Request must accompany the requesting Shareholder’s Special Meeting Request. The Special Meeting Request shall: (1) set forth the purpose of the meeting, which must be to act on a proposal upon which the requesting Shareholder(s) are entitled to vote, (2) be signed by each requesting Shareholder (or its duly authorized agent), (3) bear the date of signature of each requesting Shareholder (or its duly authorized agent), (4) set forth all information that each requesting Shareholder, and with respect to the beneficial owners of Shares on whose behalf such request is being made, each such beneficial owner of Shares, would be required to disclose in a proxy statement or other filings required to be made in connection with solicitations of proxies with respect to the proposed business to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not such Person intends to deliver a proxy statement or solicit proxies, and (5) include or be accompanied by all additional information required by Section 2.6 of these By-Laws.

(ii)       Upon receiving the Special Meeting Request, the Trustees may in their discretion fix a date for the special meeting. In fixing a date for any special meeting, the Trustees may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Trustees to call an annual meeting or a special meeting.

(iii)       Any requesting Shareholder (or its duly authorized agent) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary.

(iv)       If written revocation of the Special Meeting Request has been delivered to the Secretary by one or more requesting Shareholders and the result of such revocation(s) is that Shareholders of record entitled to cast less than ten (10) percent of all votes entitled to be cast at the meeting have delivered, and not revoked, requests for a special meeting to the Secretary: (1) if the notice of meeting has not already been delivered, the Secretary shall refrain from delivering the notice of the meeting and send to all requesting Shareholders who have not revoked such requests written notice of such revocations and written notice that the Trust intends to not deliver notice of the meeting, or (2) if the notice of meeting has been delivered and if the Secretary first sends to all requesting Shareholders who have not revoked such requests written notice of such revocations and written notice of the Trust’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (A) the Secretary may revoke the notice of the meeting at any time at least ten (10) days before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting without acting on the matter. Any Special Meeting Request received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting.

(v)       The Trustees, the Chair or an officer of the Trust may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the Secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the Secretary until the earlier of (1) five (5) business days after actual receipt by the Secretary of such purported request and (2) such date as the independent inspectors certify to the Trust that the valid requests received by the Secretary represent Shareholders of record entitled to cast not less than ten (10) percent of all votes entitled to be cast at the meeting. Nothing contained in this paragraph (v) shall in any way be construed to suggest or imply that the Trust or any Shareholder shall not be entitled to contest the validity of any request, whether during or after such five (5) business day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(c)       No business shall be conducted at a special meeting of the Shareholders except such business as shall be set forth in the Trust’s notice of meeting, in accordance with the procedures set forth in this Section 2.3 and in compliance with Section 2.5 and Section 2.6 of these By-Laws and Article IX of the Declaration of Trust. If the chair of a special meeting determines that proposed business was not properly brought before such meeting in accordance with this Section 2.3(c), the chair of the meeting shall declare to the meeting that the proposed business was not properly brought before the meeting and such proposed business shall not be transacted; provided, however, that such proposed business shall not be presumed to be valid in the absence of such a declaration. Determinations of the chair of a meeting pursuant to this Section 2.3(c) shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

Section 2.4       Chair and Secretary of Meetings.

(a)       The Secretary of the Trust, or another officer designated by the Secretary of the Trust, shall serve as chair of the meeting. If neither the Secretary of the Trust nor any other officer designated by the Secretary of the Trust to serve as chair is present (in person or by means of remote communication) at the meeting, Shareholders may designate a chair of the meeting by the vote of a majority of the votes cast by Shareholders present in person or by proxy. The chair of the meeting may by means of remote communication call the meeting to order, preside at the meeting and adjourn the meeting in accordance with Section 2.12 of these By-Laws, regardless of whether such meeting is held in person or by means of remote communication.

(b)       An individual appointed by the Trustees or, in the absence of such appointment, an individual appointed by the chair of the meeting shall act as secretary of the meeting. The secretary of the meeting may participate in the meeting by means of remote communication, regardless of whether such meeting is held in person or by means of remote communication.

Section 2.5       Notice of Meetings. Notice of all meetings stating the time, place and purpose or purposes of the meeting shall be delivered to each Shareholder not less than ten (10) nor more than one hundred twenty (120) days prior to the meeting. For any matter to be properly before any regular or special meeting, the matter must be (i) specified in the notice of meeting given by or at the direction of the Chair, the Chief Administrative Officer or at least sixty-six and two-thirds percent (66 2/3%) of the Trustees or (ii) brought before the meeting by a Shareholder in the manner specified in Section 2.6 of these By-Laws.

Section 2.6       Requirements for Matters to be Considered.

(a)       With the exception of Shareholder proposals duly submitted in accordance with the requirements of Rule 14a-8 under the Exchange Act (or any successor provision thereto) upon which a requesting Shareholder is entitled to vote and required to be included therein by applicable law, only matters proposed by the Chief Administrative Officer or at least sixty-six and two-thirds percent (66 2/3%) of the Trustees may be included in the Trust’s proxy materials.

(b)       In addition to complying with any other requirements under all applicable federal and state laws, including the Exchange Act and the rules and regulations thereunder, and the Declaration of Trust and these By-Laws, any proposal to elect any person nominated by Shareholders for election as Trustee and any other proposal upon which a requesting Shareholder is entitled to vote may only be brought before a meeting of Shareholders if timely written notice (the “Shareholder Notice”) is provided to the Secretary as specified below.

(i)       With respect to annual meetings of Shareholders, unless a greater or lesser period is required under applicable law, to be timely, the Shareholder Notice must be delivered to or mailed and received at the principal executive offices of the Trust not less than seventy-five (75) days nor more than ninety (90) days prior to the first anniversary date of the date on which the Trust first mailed its proxy materials for the prior year’s annual meeting; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before the first anniversary date of the annual meeting for the preceding year and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such Shareholder Notice must be given in the manner provided herein not more than one hundred twenty (120) days prior to such Other Annual Meeting Date and not later than the close of business on the later of (1) the date ninety (90) days prior to such Other Annual Meeting Date or (2) the tenth (10th) business day following the date such Other Annual Meeting Date is first publicly announced or disclosed.

(ii)       In the event the Trust calls a special meeting of Shareholders for the purpose of electing one or more individuals as Trustees, a Shareholder may nominate an individual or individuals (as the case may be) for election as a Trustee as specified in the Trust’s notice of meeting, provided that the Shareholder Notice be delivered to or mailed and received at the principal executive offices of the Trust not more than one hundred twenty (120) days prior to the date of such special meeting and not later than the close of business on the later of (1) the date ninety (90) days prior to such special meeting or (2) the tenth (10th) business day following the date such special meeting and the number of Trustees to be elected at such meeting is first publicly announced or disclosed.

(c)       Any Shareholder desiring to nominate any person or persons (as the case may be) for election as a Trustee or Trustees of the Trust (each a “Proposed Nominee”) shall deliver, as part of such Shareholder Notice:

(i)       a statement in writing setting forth with respect to each Proposed Nominee:

(1)       the name, age, date of birth, business address, residence address and nationality of such Proposed Nominee;

(2)       the class or series and number of all Shares of the Trust owned of record or beneficially by such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, as reported to such Shareholder by such Proposed Nominee;

(3)       the name of each nominee holder of Shares owned beneficially but not of record by such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, and the number of such Shares held by each such nominee holder;

(4)       a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares), that has been entered into as of the date of the Shareholder Notice or on behalf of such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, with respect to Shares of the Trust;

(5)       any other information regarding such Proposed Nominee required by paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K or paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Exchange Act (or any successor provision thereto);

(6)       a description of all agreements, arrangements or understandings (whether written or oral) between such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee related to such nomination and any material interest of such Proposed Nominee Associate in such nomination, including any anticipated benefit therefrom to such Proposed Nominee Associate;

(7)       a description of all agreements, arrangements or understandings (whether written or oral) between such Proposed Nominee or each Proposed Nominee Associate of such Proposed Nominee and the nominating Shareholder or any Shareholder Associate of such nominating Shareholder related to such nomination, including with respect to the voting of any matters to come before the Trustees or any anticipated benefit therefrom to such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee;

(8)       a description of all commercial and professional relationships and transactions between or among such Proposed Nominee and each Proposed Nominee Associate of such Proposed Nominee, and any other Person or Persons known to such Proposed Nominee or any Proposed Nominee Associate of such Proposed Nominee to have a material interest in such nomination;

(9)       a representation as to whether such Proposed Nominee is or will be an “interested person” (as defined in the 1940 Act) of the Trust and information regarding such Proposed Nominee that will be sufficient, in the discretion of the Trustees, to make such determination;

(10)       a representation as to whether such Proposed Nominee satisfies the qualifications of persons nominated or seated as Trustees as set forth in Section 3.10 of these By-Laws, together with information regarding such Proposed Nominee that will be sufficient, in the discretion of the Trustees, to examine such representation;

(11)       a representation as to whether such Proposed Nominee meets all applicable legal requirements relevant to service as a Trustee, including, but not limited to, the rules adopted by the principal listing exchange (if any) upon which Shares are listed, Rule 10A-3 under the Exchange Act (or any successor provision thereto), Article 2-01 of Regulation S-X under the Exchange Act with respect to the Trust’s independent registered public accounting firm (or any successor provision thereto) and any other criteria established by the 1940 Act related to service as a trustee of a management investment company or the permitted composition of the board of trustees of a management investment company, together with information regarding such Proposed Nominee that will be sufficient, in the discretion of the Trustees, to examine such representation; and

(12)       any other information regarding such Proposed Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not the nominating Shareholder intends to deliver a proxy statement or solicit proxies and whether or not a Contested Election is involved;

(ii)       the written and signed consent of each Proposed Nominee to be named as a nominee and to serve as a Trustee if elected; and

(iii)       the written and signed certification of each Proposed Nominee that (a) all information regarding such Proposed Nominee included in and/or accompanying the Shareholder Notice is true, complete and accurate, (b) such Proposed Nominee is not, and will not become a party to, any agreement, arrangement or understanding (whether written or oral) with any Person other than the Trust in connection with service or action as a Trustee of the Trust that has not been disclosed to the Trust, (c) the Proposed Nominee satisfies the qualifications of persons nominated or seated as Trustees as set forth in Section 3.10 of these By-Laws at the time of their nomination, and (d) such Proposed Nominee will continue to satisfy the qualifications of persons nominated or seated as Trustees as set forth in Section 3.10 of these By-Laws at the time of their election, if elected.

(d)      In addition:

(i)       Each Proposed Nominee and/or any nominating Shareholder shall furnish any other information as the Trustees may reasonably request regarding any such Proposed Nominee and/or such nominating Shareholder, and such other information shall be received by the Secretary at the principal executive offices of the Trust not later than seven (7) calendar days after the first request by or on behalf of the Trustees for such other information was sent to such Shareholder, group of Shareholders or Proposed Nominee. Any request for any such other information that is not answered in a reasonably complete, accurate, diligent and good faith manner, or that is not timely received by the Trust in accordance with this Section 2.6(d)(i), will render the nomination ineffective for failure to satisfy the requirements of these By-Laws. If the same request for such other information is sent to multiple Persons, then the earliest such date and time on which such request for information was sent shall apply for the purpose of determining compliance with this Section 2.6(d)(i).

(ii)       Without limiting the foregoing, each Proposed Nominee shall, as required by the Trustees, complete and duly execute a questionnaire (which questionnaire shall be provided by the Trust and designed to obtain information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a trustee in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, would be required pursuant to the rules of any national securities exchange on which any Shares of the Trust are listed or over-the-counter market on which any securities of the Trust are traded, would be necessary to establish that the Proposed Nominee satisfies the qualifications of persons nominated or seated as Trustees set forth in Section 3.10 of these By-Laws or would be necessary to comply with legal and regulatory requirements applicable to the Trust) (the “Questionnaire”); any Questionnaire that is not completed in a reasonably complete, diligent, accurate and good faith manner, or that is not duly executed and received by the Secretary of the Trust at the principal executive offices of the Trust not later than seven (7) calendar days after the Trustees or its designee first sends the Questionnaire to such Proposed Nominee, will render the nomination ineffective for failure to satisfy the requirements of these By-Laws.

(iii)       Each Proposed Nominee shall, as required by the Trustees, sit for an interview with one or more Trustees or their representatives, which interview may, in the discretion of the Trustees be conducted by means of remote communication. Refusal by a Proposed Nominee to participate in such interview will render the nomination ineffective for failure to satisfy the requirements of these By-Laws.

(iv)       Each Proposed Nominee shall, as required by the Trustees, consent to and cooperate with a background screening conducted by a background screening company with experience in conducting background screenings of public company directors selected by the Trustees. Refusal by a Proposed Nominee to cooperate with such a background screening will render the nomination ineffective for failure to satisfy the requirements of these By-Laws.

(v)       Each Proposed Nominee shall, as required by the Trustees, agree to Board Conduct Policies adopted by the Trustees pursuant to Section 3.8 of these By-Laws. Refusal by a Proposed Nominee to agree to such Board Conduct Policies will render the nomination ineffective for failure to satisfy the requirements of these By-Laws.

(e)      Without limiting the foregoing, any Shareholder who gives a Shareholder Notice of any matter proposed to be brought before a Shareholder meeting (whether or not involving nominees for Trustees) shall deliver, as part of such Shareholder Notice:

(i)       the description of and text of the proposal to be presented (including the text of any resolutions proposed for consideration); a brief written statement of the reasons why such Shareholder favors the proposal of the business; and any material interest of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made in such business.

(ii)       As to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)       the name and address of such Shareholder, as they appear on the Trust’s books, and of such beneficial owner;

(2)       the class or series and number of Shares which are owned beneficially and of record by such Shareholder and such beneficial owner and their respective Shareholder Associates;

(3)       the name of each nominee holder of Shares owned beneficially but not of record by such Shareholder and such beneficial owner and their respective Shareholder Associates, and the number of such Shares held by each such nominee holder;

(4)       a description of any agreement, arrangement or understanding (whether written or oral) with respect to the nomination or proposal between or among such Shareholder and such beneficial owner, any of their respective Shareholder Associates, and any others Person or Persons (including their names) in connection with the proposal of such business and any material interest of such Person in such business, including any anticipated benefit therefrom to such Person;

(5)       a description of any agreement, arrangement or understanding, whether written or oral (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares), that has been entered into as of the date of the Shareholder’s notice by, or on behalf of, such Shareholder and such beneficial owners or their respective Shareholder Associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Shareholder or such beneficial owner or their respective Shareholder Associates, with respect to Shares of the Trust; and

(6)       a description of all commercial and professional relationships and transactions between or among such Shareholder and such beneficial owners or their respective Shareholder Associates, and any other Person or Persons known to such Shareholder and such beneficial owners or their respective Shareholder Associates to have a material interest in the matter that is the subject of such notice;

(iii)       any other information relating to such Shareholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such Person with respect to the proposed business to be brought by such Person before the annual meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, whether or not the Shareholder submitting the notice intends to deliver a proxy statement or solicit proxies;

(iv)       a representation that the Shareholder is a holder of record of Shares of the Trust entitled to vote on such proposal or nomination at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(v)       a representation whether the Shareholder or the beneficial owner is part of, or intends to form, a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Trust’s outstanding Shares required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from Shareholders in support of such proposal or nomination.

(f)       If information submitted pursuant to this Section 2.6 by a Shareholder providing notice of any nomination or other business proposed to be brought before a meeting of Shareholders or a Proposed Nominee shall be incomplete or inaccurate, the Shareholder Notice shall be ineffective for failure to satisfy the requirements of these By-Laws.

(g)       If information submitted pursuant to this Section 2.6 by a Shareholder providing notice of any nomination or other business proposed to be brought before a meeting of Shareholders or a Proposed Nominee shall become incomplete or inaccurate in any way, such Shareholders or a Proposed Nominee shall notify the Trust in writing of any inaccuracy or change and update and supplement such information to cause it to be complete and accurate within seven (7) calendar days of becoming aware of such inaccuracy. If a Shareholder or Proposed Nominee fails to provide such written notification and update within such period, the information that was or becomes inaccurate shall be deemed not to have been provided in accordance with this Section 2.6 and, accordingly, will render the Shareholder Notice ineffective for failure to satisfy the requirements of these By-Laws.

(h)       Upon written request by the Secretary of the Trust or the Trustees, a Shareholder providing notice of any nomination or other business proposed to be brought before a meeting of Shareholders or a Proposed Nominee shall provide, within seven (7) calendar days of the sending of such request, a written certification of the accuracy of all information submitted by the Shareholder or Proposed Nominee pursuant to this Section 2.6 (as updated or supplemented pursuant to paragraph (g)) as of the date of such written request. Failure to provide such written certificate in a timely manner will render the Shareholder Notice ineffective for failure to satisfy the requirements of these By-Laws.

(i)       Within seven (7) calendar days after the record date for determining the Shareholders entitled to receive notice of the annual meeting of Shareholders, a Shareholder providing notice of any nomination or other business proposed to be brought before a meeting of Shareholders or a Proposed Nominee shall provide a written certification of the accuracy of all information submitted by the Shareholder or Proposed Nominee pursuant to this Section 2.6 (as updated or supplemented pursuant to paragraph (g)) as of the record date. Failure to provide such written certificate in a timely manner will render the Shareholder Notice ineffective for failure to satisfy the requirements of these By-Laws.

(j)       The notice requirements of this Section 2.6 shall be deemed satisfied by a Shareholder with respect to business other than a nomination if the Shareholder has notified the Trust in compliance with Rule 14a-8 promulgated under the Exchange Act (or any successor provision of law) of his, her or its intention to present a proposal upon which such Shareholder is entitled to vote at a meeting of Shareholders and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Trust to solicit proxies for such annual or special meeting. Nothing in this Section 2.6(j) shall limit the Trust’s ability to exclude such a proposal in accordance with Rule 14a-8 (or any successor provision thereto).

(k)       In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of Shareholders commence a new time period (or extend any time period) for the giving of notice as provided in this Section 2.6.

(l)       Except as otherwise provided by law, the chair of any meeting of Shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty:

(i)       to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in Section 2.6 (including whether the Shareholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Shareholder’s nominee or proposal in compliance with such Shareholder’s representation as required by Section 2.6), and

(ii)       if any proposed nomination or business was not made or proposed in compliance with Section 2.6, to declare that such proposed nomination shall be disregarded or that such proposed business shall not be transacted; provided, however, that such proposed nomination or such proposed business shall not be presumed to be valid in the absence of such a declaration.

(m)       Determinations by the Trustees or the chair of a meeting of Shareholders with respect to the compliance of any proposed nomination or business and/or any information submitted to the Trust by a Shareholder or Proposed Nominee pursuant to this Section 2.6 shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

(n)       Notwithstanding anything to the contrary in this Section 2.6 or otherwise in these By-Laws, unless required by applicable law, no matter shall be considered at or brought before any meeting of Shareholders unless such matter has been deemed a proper matter for Shareholder action by the Chair, the Chief Administrative Officer or at least sixty-six and two-thirds percent (66 2/3%) of the Trustees.

Section 2.7       Quorum and Action.

(a)       The holders of a majority of the Shares entitled to vote at a meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the Shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of Shareholders originally present leaves less than the proportion or number otherwise required for a quorum. Notwithstanding the foregoing, when the holders of Preferred Shares are entitled to elect any of the Trust’s Trustees by class vote of such holders, the holders of thirty-three and one-third percent (33 1/3%) of the Shares entitled to vote at a meeting shall constitute a quorum for the purpose of such an election. For the purposes of establishing whether a quorum is present, all Shares entitled under the provisions of the Declaration or these By-Laws to vote at the meeting and present in person or by properly submitted proxy, including abstentions and broker non-votes, shall be counted.

(b)       The Shareholders shall take action by the affirmative vote of the holders of a majority of the Shares present and entitled to vote at a meeting of Shareholders at which a quorum is present, except as may be otherwise required by the 1940 Act, the Declaration of Trust, any resolution of the Trustees which authorizes the issuance of Preferred Shares or the written statement setting forth the relative rights and preferences of the Preferred Shares; provided that (i) with respect to a Contested Election the affirmative vote of a majority of the Shares outstanding and entitled to vote with respect to such matter at such meeting shall be the act of Shareholders with respect to such matter and (ii) with respect to the election of Trustees, other than a Contested Election, the affirmative vote of a plurality of the Shares present and entitled to vote at a meeting of Shareholders at which a quorum is present shall be the act of the Shareholders with respect to such matter..

(c)       Any purported vote of any Shareholders at any meeting of Shareholders that does not meet the requirements of applicable state or federal law may be disregarded as invalid if so determined by the Trustees or the chair of such meeting. In such event, such Shares may nevertheless be counted for purposes of determining whether or not a quorum is present at such meeting.

Section 2.8       Voting. At each meeting of the Shareholders, every holder of Shares then entitled to vote may vote in person or by proxy and, except as otherwise provided by the 1940 Act, the Declaration of Trust or any resolution of the Trustees which authorizes the issuance of Preferred Shares, shall have one vote for each Share, and a proportional fractional vote for each fractional Share, registered in his or her name.

Section 2.9         Proxy Representation. At any meeting of Shareholders, any holder of Shares entitled to vote thereat may vote by proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer or agent of the Trust as the Trustees or officers may direct, for verification prior to the time at which such vote shall be taken. In connection with the solicitation of proxies by the Trustees, a Shareholder may give instructions, through telephonic or electronic methods of communication or via the Internet, for another person to execute his or her proxy if, in each case, such method has been authorized by the Trust by its officers, and pursuant in each case to procedures established or approved by the officers of the Trust or agents employed by the Trust for such purpose as reasonably designed to verify that such instructions have been authorized by such Shareholder; and the placing of a Shareholder’s name on a proxy pursuant to such instructions shall constitute execution of such proxy by or on behalf of such Shareholder. Pursuant to a vote of the Trustees, proxies may be solicited by the Trustees in the name of one or more Trustees and/or one or more of the officers of the Trust, in each case with right of substitution. If a proxy is solicited by any Person other than the Trustees, such a proxy may be authorized by a Shareholder only by written instrument or through telephonic or electronic methods of communication or via the Internet pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder. When any Share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Share, but if more than one of them shall be present at such meeting, in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Share, but shall be counted as present at the meeting for all other purposes. If the holder of any such Share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Share, such Share may be voted by such guardian or such other person appointed or having such control, and such vote may be given in person or by proxy. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any postponement or adjournment of a meeting, and no proxy shall be valid after eleven months from its date unless a longer period is expressly provided in the appointment. No appointment is irrevocable unless the appointment is coupled with an interest in the Shares or in the Trust. A Shareholder who has submitted a proxy may revoke or withdraw the proxy with respect to any matter to be considered at a meeting or any adjournment or postponement thereof if such revocation or withdrawal is properly received prior to the vote on that matter, by delivering a duly executed proxy bearing a later date or by attending the meeting or the adjournment or postponement thereof and voting in person on the matter or matters.

Section 2.10       Inspectors of Election. In advance of any meeting of Shareholders, the Trustees, or at any such meeting, the Trustees or the chair of the meeting, may appoint one or more persons to act as inspectors of election at the meeting or any adjournment thereof (“Inspectors of Election”). Unless otherwise instructed by the Trustees, or by the chair of the meeting, the Inspectors of Election shall (a) determine (i) the number of Shares outstanding on the record date and entitled to vote and the number of such Shares represented at the meeting, (ii) the existence of a quorum, and (iii) the authenticity, validity and effect of proxies; (b) receive votes, ballots or consents; (c) hear and determine all challenges and questions in any way arising in connection with the right to vote; (iv) count and tabulate all votes and consents and determine the results; and (v) take such other actions as may be proper to conduct the election or vote.

Section 2.11       Conduct of Meetings. The Trustees may adopt by resolution such rules and regulations for the conduct of any meeting of the Shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Trustees, the chair of any meeting of Shareholders shall have the authority to prescribe such rules, regulations and procedures and to take all such actions as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Trustees or prescribed by the chair of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at and participation in the meeting to Shareholders, their duly authorized and constituted proxies or such other Persons as the chair of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; (vi) limitations on the time allotted to questions or comments by Shareholders; and (vii) the extent to which, if any, other participants are permitted to speak.

Section 2.12       Adjourned and Postponed Meetings. Any meeting of Shareholders, whether or not a quorum is present, may, by announcement by the chair of the meeting, be adjourned with respect to one or more or all matters to be considered at the meeting from time to time to a designated time and place (or to be held in accordance with Section 2.1(b) hereof), even if the new date of the meeting is more than one hundred twenty (120) days after the date initially set for the meeting. No notice of the adjournment need be given where the date, time and place of the meeting were announced at the time of the adjournment. Any meeting of Shareholders may be postponed prior to the meeting by the Trustees or by the officers of the Trust, and announcement of such postponement may be made by press release or other means of public communication as permitted or required by applicable law. Any adjourned or postponed meeting may reconvene or convene as designated or announced, and when a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

Section 2.13 Action by Written Consent in Lieu of Meeting of Shareholders. See Section 6.3 of these By-Laws.

ARTICLE III

TRUSTEES

Section 3.1       Qualifications, Number, Vacancies and Classes.

(a)       Each Trustee shall be a natural person. A Trustee need not be a Shareholder, a citizen of the United States, or a resident of the Commonwealth of Massachusetts. The number of Trustees of the Trust and the filling of vacancies shall be as provided in the Declaration of Trust.

(b)       The Trustees shall be classified by resolution into the following three classes to be elected by the holders of the outstanding Common Shares and outstanding Preferred Shares, if any, voting together as a single class, each to serve for three year terms (with the exception of the initial appointment or election of Trustees as provided below): Class I, Class II and Class III. Upon their initial election or appointment, such resolution electing or appointing the Trustees shall designate the Class of Trustees designated to serve for a term expiring at the first succeeding annual meeting subsequent to their election or thereafter when their respective successors are elected and qualified, the Class of Trustees designated to serve for a term expiring at the second succeeding annual meeting subsequent to their election or thereafter when their respective successors are elected and qualified, and the Class of Trustees designated to serve for a term expiring at the third succeeding annual meeting subsequent to their election or thereafter when their respective successors are elected and qualified. At each subsequent annual meeting, the Trustees chosen to succeed those whose terms are expiring shall be identified as being of the same class as the Trustees whom they succeed and shall be elected for a term expiring at the time of the third succeeding annual meeting subsequent to their election or thereafter in each case when their respective successors are elected and qualified.

(c)       Upon or prior to the issuance of any Preferred Shares, the Trustees shall designate by resolution two Trustees to be appointed to serve as Trustees elected solely by the holders of the outstanding Preferred Shares (the “Preferred Trustees”). The Preferred Trustees shall initially be elected or appointed as Trustees for a term expiring at the first succeeding annual meeting subsequent to their election or appointment. At each subsequent annual meeting at which holders of Preferred Shares are entitled to vote, the Preferred Trustees shall be elected for a term expiring at the time of the next succeeding annual meeting subsequent to their election held for the election of Trustees of Class I, Class II or Class III or thereafter when their respective successors are elected and qualified.

(d)       The Trustees shall only be elected at annual meetings or at a special meeting of Shareholders at which Trustees are to be elected as determined by the Trustees and set forth in the Trust’s notice of meeting pursuant to Section 2.5. Shareholders may not call a special meeting for the purpose of electing Trustees, but, if Trustees are to be elected at a special meeting of Shareholders as determined by the Trustees, Shareholders may nominate individuals for election at such meeting in accordance with Section 2.6.

Section 3.2       Powers. The business and affairs of the Trust shall be managed under the direction of the Trustees. All powers of the Trust may be exercised by or under the authority of the Trustees, except those conferred on or reserved to the Shareholders by statute, the Declaration of Trust or these By-Laws.

Section 3.3      Meetings. Regular meetings of the Trustees may be held without notice at such times as the Trustees shall fix, except to the extent notice of such meeting is required by the Declaration of Trust, these By-Laws or applicable law, in which case at least twenty-four (24) hours’ notice shall be given. Special meetings of the Trustees may be called by the Chair or the Chief Administrative Officer, and shall be called at the written request of two or more Trustees. Unless waived by each Trustee, twenty-four (24) hours’ notice of special meetings shall be given to each Trustee in person, by mail, by telephone, by means of electronic communication, or by any other means that reasonably may be expected to provide similar notice. Except as otherwise provided in these By-Laws, notice of special meetings need not state the purpose or purposes thereof. Meetings of the Trustees may be held at any place within or outside the Commonwealth of Massachusetts. Meetings of the Trustees or a committee of the Trustees may be held by any means of remote communication through which the Trustees may simultaneously hear each other or both at a physical location and by means of such remote communication, provided that the notice requirements have been met (or waived) and if the number of Trustees participating would be sufficient to constitute a quorum at such meeting. Participation in such meeting by means of remote communication constitutes presence at the meeting.

Section 3.4       Quorum and Action. A majority of the Trustees currently holding office, or in the case of a meeting of a committee of the Trustees, a majority of the members of such committee, shall constitute a quorum for the transaction of business at any meeting. If a quorum is present when a duly called or held meeting is convened, the Trustees present may continue to transact business until adjournment, even though the withdrawal of a number of Trustees originally present leaves less than the proportion or number otherwise required for a quorum. At any duly held meeting at which a quorum is present, the affirmative vote of the majority of the Trustees present shall be the act of the Trustees or the committee, as the case may be, on any question, except where the act of a greater number is required by these By-Laws or by the Declaration of Trust.

Section 3.5       Emergencies. Notwithstanding any other provision in the Declaration of Trust or these By-Laws, this Section 3.5 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Trustees under Section 3.4 of these By-Laws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Trustees, (i) a meeting of the Trustees or a committee of the Trustees may be called by any Trustee or officer by any means feasible under the circumstances; (ii) notice of any meeting of the Trustees during such an Emergency may be given upon less than the time period otherwise required by these By-Laws to as many Trustees and by such means as may be feasible at the time; and (iii) the number of Trustees necessary to constitute a quorum shall be one-third of the Trustees.

Section 3.6       Action by Written Consent in Lieu of Meetings of Trustees. See Section 6.3 of these By-Laws.

Section 3.7    Committees. The Trustees, by resolution adopted by the affirmative vote of a majority of the Trustees, may designate from their members an Executive Committee, an Audit Committee and any other committee or committees, each such committee to consist of two or more Trustees and to have such powers and authority (to the extent permitted by law) as may be provided in such resolution. Any such committee may be terminated at any time by the affirmative vote of a majority of the Trustees.

Section 3.8       Board Conduct Policies. The Trustees may from time to time require all Trustees (and any nominee or Proposed Nominee) to agree in writing as to matters of corporate governance, business ethics and confidentiality (“Board Conduct Policies”) while such person serves as a Trustee, such agreement to be on the terms and in a form determined satisfactory by the Trustees, as amended and supplemented from time to time in the discretion of the Trustees. Such Board Conduct Policies may provide that the Trustees may determine that willful violations by a Trustee of such Board Conduct Policies shall constitute willful misconduct by such Trustee.

Section 3.9       Ratification. The Trustees may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Trust or its officers to the extent that the Trustees could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Trust and its Shareholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or Shareholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Trustees, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

Section 3.10       Qualifications of Persons Nominated or Seated as Trustees. After any Shares have been publicly offered, only individuals satisfying the following qualification requirements applicable to all Trustees may be nominated, elected, appointed, qualified or seated (“nominated or seated”) to serve as a Trustee unless a majority of the Trustees then in office shall have determined by resolution that failure to satisfy a particular qualification requirement will not present undue conflicts or impede the ability of the individual to discharge the duties of a Trustee or the free flow of information among Trustees or between the Trust’s investment adviser and the Trustees:

(a)       An individual nominated or seated as a Trustee shall not have been charged with a criminal offense involving moral turpitude, dishonesty or breach of trust.

(b)       An individual nominated or seated as a Trustee shall not have been convicted or have plead guilty or nolo contendere with respect to a felony under the laws of the United States or any state thereof.

(c)       An individual nominated or seated as a Trustee shall not be, and shall not at any time have been, subject to any censure, order, consent decree (including consent decrees in which the individual has neither admitted nor denied the findings) or adverse final action of any federal, state or foreign governmental or regulatory authority (including self-regulatory organizations), barring or suspending such individual from participation in or association with any investment-related business or restricting such individual’s activities with respect to any investment-related business.

(d)       An individual nominated or seated as a Trustee shall not have engaged in any conduct which has resulted in the Commission censuring, placing limitations on the activities, functions, or operations of, suspending, or revoking the registration of any investment adviser under Section 203(e) or (f) of the Investment Advisers Act of 1940.

(e)       An individual nominated or seated as a Trustee shall not be, and shall not at any time have been, ineligible to serve or act in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company pursuant to Section 9(a) of the 1940 Act in the absence of an exemptive order under Section 9(c) of the 1940 Act.

(f)       An individual nominated or seated as a Trustee shall not have been charged, convicted, have pled guilty or nolo contender, been subject to any censure, order, consent decree (including consent decrees in which the individual has neither admitted nor denied the findings) or final action or finding of any federal, state or foreign governmental or regulatory authority (including self-regulatory organizations) with respect to any conduct that pursuant to Section 9(b) of the 1940 Act could constitute a basis for the Commission to by order prohibit, conditionally or unconditionally, such individual from serving or acting as an employee, officer, director, member of an advisory board, investment adviser or depositor of, or principal underwriter for a registered investment company, regardless of whether or not any such prohibition has been ordered.

(g)       An individual nominated or seated as a Trustee shall not fail to comply with any other criteria established by or pursuant to the 1940 Act related to service as a trustee of a management investment company.

(h)       An individual nominated or seated as a Trustee shall not cause (in the case of a nomination, if seated) the Fund to fail to comply with any criteria established by or pursuant to the 1940 Act governing the permitted composition of the board of trustees of a registered investment company.

(i)       An individual nominated or seated as a Trustee shall not serve as a trustee or director (or person performing similar functions) of more than three (3) companies having securities registered under the Exchange Act or treated as public reporting companies under any comparable regulatory regime (the Trust and all other investment companies having the same investment adviser or investment advisers in a control relationship with each other shall all be counted as a single company for this purpose).

(j)       An individual nominated or seated as a Trustee shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, be, have been, or have been nominated or seated as, officer, general partner, manager, managing member, member of an advisory board, trustee or director (or person performing similar functions) of any investment company registered under the 1940 Act or other collective investment vehicle that would be an investment company, as defined in the 1940 Act, but for Section 3(c)(1), 3(c)(7) or 3(c)(11) of the 1940 Act (other than the Trust and other investment vehicles having the same investment adviser as the Trust or an investment adviser in a control relationship with the investment adviser of the Trust).

(k)     Only individuals satisfying the following additional qualification requirements applicable to Non-Management Trustees may be nominated or seated to serve as Non-Management Trustees:

(i)       An individual nominated or seated as a Non-Management Trustee shall not be an “interested person” (as defined in the 1940 Act) of the Trust.

(ii)       An individual nominated or seated as a Non-Management Trustee shall not be an “affiliated person” (as defined in the 1940 Act) of the Trust or an affiliated person of such a person.

(iii)       An individual nominated or seated as a Non-Management Trustee shall not directly or indirectly own beneficially, or be a member of a group of Shareholders party to an agreement, arrangement or practice for sharing information or decisions concerning Shareholder actions or the acquisition, disposition or voting of Shares, who together directly or indirectly own beneficially five percent (5%) or more of the outstanding Shares of any class of Shares of the Trust (each such Person and each member of such a group, a “5% Holder”), may not control or act in concert with a 5% Holder, and may not be an immediate family member of a 5% Holder or of a Person who controls or acts in concert with a 5% Holder.

(iv)       An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such nominee shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, be or have been an employee, officer, general partner, manager, managing member, trustee or director (or person performing similar functions) of a 5% Holder or any Person in a control relationship with or who acts in concert with a 5% Holder.

(v)       An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such nominee shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, accept or have accepted directly or indirectly any consulting, advisory, or other compensatory fee from a 5% Holder or from any Person in a control relationship with or who acts in concert with a 5% Holder.

(vi)       An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such individual shall not, control or act in concert with any 12(d) Holder or any Person in a control relationship with a 12(d) Holder.

(vii)       An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such individual shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, be or have been an employee, officer, general partner, manager, managing member, trustee or director (or person performing similar functions) of a 12(d) Holder or any Person in a control relationship with a 12(d) Holder or who acts in concert with a 12(d) Holder.

(viii)       An individual nominated or seated as a Non-Management Trustee shall not, and any immediate family member of such individual shall not, during the year of the election or nomination of such individual and during the immediately preceding calendar year, accept or have accepted any consulting, advisory, or other compensatory fee from a 12(d) Holder or a Person in a control relationship with a 12(d) Holder or who acts in concert with a 12(d) Holder.

Section 3.11       The Chair of the Board of Trustees. The Chair of the Board of Trustees (the “Chair”) shall be elected from among the Trustees. He or she shall when present, preside at all meetings of the Trustees. He or she shall perform all duties incident to the office of Chair of the Board and such other duties as from time to time may be assigned to him or her by the Trustees or by these By-Laws.

Section 3.12       No Increased Liability For Certain Trustees. The appointment, designation, or identification (including in any proxy or registration statement or other document) of a Trustee as Chair, a member or chair of a committee of the Trustees, an expert on any topic or in any area (including an audit committee financial expert) or as having experience, attributes or skills in any area, or any other appointment, designation, or identification of a Trustee, shall not impose on that person any standard of care or liability that is greater than that imposed on that person as a Trustee in the absence of the appointment, designation, or identification, and no Trustee who has special attributes, skills, experience, or expertise, or is appointed, designated, or identified as aforesaid, shall be held to a higher standard of care by virtue thereof. In addition, no appointment, designation, or identification of a Trustee as aforesaid shall affect in any way that Trustee’s rights or entitlement to indemnification or advancement of expenses.

ARTICLE IV

OFFICERS

Section 4.1       Number and Qualifications. The officers of the Trust shall include a Chief Administrative Officer, a Controller, one or more Vice Presidents, a Treasurer, a Secretary and the Chief Compliance Officer. Any two or more offices may be held by the same person. Unless otherwise determined by the Trustees, each officer shall be appointed by the Trustees for a term which shall continue until his or her successor shall have been duly elected and qualified, or until his or her death, or until he or she shall have resigned or have been removed, as hereinafter provided in these By-Laws. The Trustees may from time to time elect, or delegate to the Chair or the Chief Administrative Officer, or both, the power to appoint, such officers (including one or more Assistant Vice Presidents, one or more Assistant Treasurers and one or more Assistant Secretaries) and such agents as may be necessary or desirable for the business of the Trust. Such other officers shall hold office for such terms as may be prescribed by the Trustees or by the appointing authority. The Chair is not deemed to be an officer of the Trust by virtue of serving as Chair.

Section 4.2       Resignations. Any officer of the Trust may resign at any time by giving written notice of his or her resignation to the Trustees, the Chair, the Chief Administrative Officer or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.3       Removal. The Chief Administrative Officer, the Controller, any Vice President, the Treasurer, the Secretary or the Chief Compliance Officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the Trustees present at a duly convened meeting of the Trustees. Any other officer may be removed at any time, with or without cause, by the Chair, the Chief Administrative Office or the Trustees.

Section 4.4       Vacancies. A vacancy in the office of the Chief Administrative Officer, the Controller, any Vice President or Executive Vice President, the Treasurer, the Secretary or the Chief Compliance Officer because of death, resignation, removal, disqualification or any other cause, may be filled by appointment made by the Trustees, and the vacancy of any other office may be filled by appointment made by the Chair or the Chief Administrative Officer.

Section 4.5       The Chief Administrative Officer. The Chief Administrative Officer shall be the chief executive and operating officer of the Trust and, subject to the Board, he or she shall have general authority over and general management and control of the business and affairs of the Trust. In general, he or she shall discharge all duties incident to the offices of Chief Administrative Officer, chief executive, chief operating officer and president of the Trust and such other duties as may be prescribed by the Trustees from time to time. The Chief Administrative Officer shall be authorized to do or cause to be done all things necessary or appropriate, including preparation, execution and filing of any documents, to effectuate the registration from time to time of the Common Shares or Preferred Shares of the Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Without limiting the foregoing, the Chief Administrative Officer shall have any and all of the powers and duties assigned to the president of the Trust under the Declaration of Trust.

In the absence of the Chief Administrative Officer or in the event of his or her disability, or inability to act or to continue to act, the Trustees may appoint a temporary Chief Administrative Officer who, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Administrative Officer. In the absence of any such appointment, the Secretary shall perform the duties of the Chief Administrative Officer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Chief Administrative Officer.

Section 4.6       Vice Presidents. Each Vice-President shall perform all such duties as from time to time may be assigned to him by the Trustees, the Chair or the Chief Administrative Officer.

Section 4.7      Controller. The Controller shall:

(a)       keep accurate financial records for the Trust;

(b)       render to the Chair, the Chief Administrative Officer and the Trustees, whenever requested, an account of all transactions by and of the financial condition of the Trust; and

(c)       in general, perform all the duties incident to the office of Controller and such other duties as from time to time may be assigned to him by the Trustees, the Chair or the Chief Administrative Officer.

Section 4.8       Treasurer. The Treasurer shall:

(a)       have charge and custody of, and be responsible for, all the funds and securities of the Trust, except those which the Trust has placed in the custody of a bank or trust company pursuant to a written agreement designating such bank or trust company as custodian of the property of the Trust, as required by Section 6.6 of these By-Laws;

(b)       deposit all money, drafts, and checks in the name of and to the credit of the Trust in the banks and depositories designated by the Trustees;

(c)       endorse for deposit all notes, checks, and drafts received by the Trust making proper vouchers therefor:

(d)       disburse corporate funds and issue checks and drafts in the name of the Trust, as ordered by the Trustees; and

(e)       in general, perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Trustees, the Chair or the Chief Administrative Officer.

Section 4.9       Secretary. The Secretary shall:

(a)       keep or cause to be kept in one or more books provided for the purpose, the minutes of all meetings of the Trustees, the committees of the Trustees and the Shareholders;

(b)       see that all notices are duly given in accordance with the provisions of these By-Laws and as required by statute;

(c)       be custodian of the records of the Trust, other than those kept by other officers or agents;

(d)       see that the books, reports, statements, certificates and other documents and records required by statute to be kept and filed are properly kept and filed; and

(e)       in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Trustees, the Chair or the Chief Administrative Officer.

Section 4.10       Chief Compliance Officer. The Chief Compliance Officer shall be the principal compliance officer of the Trust. The Chief Compliance Officer shall have the authority, duties and responsibilities of a chief compliance officer as set forth in Rule 38a-1 under the 1940 Act. The Chief Compliance Officer shall be appointed by, and may only be removed by, and his or her compensation shall be subject to approval of, the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act.

Section 4.11 Compensation. The compensation, if any, of all officers shall be fixed by the Trustees.

ARTICLE V

SHARES

Section 5.1       Share Certificates. No certificates representing Common Shares or Preferred Shares shall be issued except as the Trustees may otherwise authorize.

Section 5.2       Share Records. The Trust shall keep at its principal executive office, or at another place or places within the United States determined by the Trustees, a share register not more than one year old, containing the names and addresses of the Shareholders and the number of Shares held by each Shareholder. The Trust shall also keep, at its principal executive office, or at another place or places within the United States determined by the Trustees, a record of the dates on which certificates representing Shares, if any, were issued.

Section 5.3       Share Transfers. Upon compliance with any provisions restricting the transferability of Shares that may be set forth in the Declaration of Trust, these By-Laws, or any resolution or written agreement in respect thereof, transfers of Shares of the Trust shall be made only on the books of the Trust by the registered holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with an officer of the Trust, or with a transfer agent or a registrar, and on surrender of any certificate or certificates for such Shares properly endorsed and the payment of all taxes thereon. Except as may be otherwise provided by applicable law or these By-Laws, the person in whose name Shares stand on the books of the Trust shall be deemed the owner thereof for all purposes as regards the Trust; provided that whenever any transfer of Shares shall be made for collateral security, and not absolutely, such fact, if known to an officer of the Trust, shall be so expressed in the entry of transfer.

Section 5.4       Regulations. The Trustees may make such additional rules and regulations, not inconsistent with these By-Laws, as they may deem expedient concerning the issue, certification, transfer and registration of Shares of the Trust. They may appoint, or authorize any officer or officers to appoint, one or more transfer agents or one or more transfer clerks and one or more registrars and may require all certificates for Shares to bear the signature or signatures of any of them.

Section 5.5       Lost, Destroyed or Mutilated Certificates. The holder of any certificate representing Shares of the Trust shall immediately notify the Trust of any loss, destruction or mutilation of such certificate, and the Trust may issue a new certificate in the place of any certificate theretofore issued by it which the owner thereof shall allege to have been lost or destroyed or which shall have been mutilated, and the Trustees may, in their discretion, require such owner or his or her legal representatives to give to the Trust a bond in such sum, limited or unlimited, and in such form and with such surety or sureties as the Trustees in their absolute discretion shall determine, to indemnify the Trust against any claim that may be made against it on account of the alleged loss or destruction of any such certificate, or the issuance of a new certificate. Anything herein to the contrary notwithstanding, the Trustees, in their absolute discretion, may refuse to issue any such new certificate, except as otherwise required by applicable law.

Section 5.6       Record Date; Certification of Beneficial Owner.

(a)       The Trustees may fix a date not more than one hundred twenty (120) days before the date of a meeting of Shareholders as the date for the determination of the holders of Shares entitled to notice of and entitled to vote at the meeting or any adjournment thereof.

(b)       The Trustees may fix a date for determining Shareholders entitled to receive payment of any dividend or distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of Shares.

(c)       In the absence of a record date fixed in accordance with the provisions above, (i) the date for determination of Shareholders entitled to notice of and entitled to vote at a meeting of Shareholders shall be the later of the close of business on the day on which notice of the meeting is mailed or the thirtieth day before the meeting, and (ii) the date for determining Shareholders entitled to receive payment of any dividend or distribution or an allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of Shares shall be the close of business on the day on which the resolution of the Trustees is adopted.

(d)       A resolution approved by the affirmative vote of a majority of the Trustees present may establish a procedure whereby a Shareholder may certify in writing to the Trust that all or a portion of the Shares registered in the name of the Shareholder are held for the account of one or more beneficial owners. Upon receipt by the Trust of the writing in accordance with such procedure, if established, the persons specified as beneficial owners, rather than the actual Shareholders, are deemed the Shareholders for the purposes specified in the writing.

ARTICLE VI

MISCELLANEOUS

Section 6.1       Fiscal Year. The fiscal year of the Trust shall be as fixed by the Trustees of the Trust.

Section 6.2       Notice and Waiver of Notice.

(a)       Any notice of a meeting required to be given under these By-Laws to Shareholders or Trustees, or both, may be waived by any such person (i) orally or in writing signed by such person before, at or after the meeting or (ii) by attendance at the meeting, including in the case of a Shareholder, by proxy.

(b)       Except as otherwise specifically provided herein, all notices required by these By-Laws shall be printed or written, and shall be delivered either personally, by telecopy, telegraph or cable, by electronic transmission, or by mail or courier or delivery service, and, if mailed, shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the Shareholder or Trustee at his or her address as it appears on the records of the Trust.

Section 6.3       Action by Written Consent in Lieu of Meeting.

(a)       An action required or permitted to be taken at a meeting of the Shareholders may be taken without a meeting by written action signed by all Shareholders entitled to vote on that action. The written action is effective when it has been signed by all such Shareholders, unless a different effective time is provided in the written action.

(b)       An action which is required or permitted to be taken at a meeting of Trustees and which also requires subsequent Shareholder approval may be taken by written action signed by all Trustees. An action which is required or permitted to be taken at a meeting of the Trustees or a committee of the Trustees but which does not require Shareholder approval may be taken by written action signed by the number of Trustees that would be required to take the same action at a meeting of the Trustees or committee, as the case may be, at which all Trustees were present. The written action is effective when signed by the required number of Trustees, unless a different effective time is provided in the written action. When written action is taken by less than all Trustees, all Trustees shall be notified immediately of its text and effective date.

Section 6.4       Reports to Shareholders. The books of account of the Trust shall be examined by an independent firm of public accountants at the close of each annual period of the Trust and at such other times, if any, as may be directed by the Trustees. A report to the Shareholders based upon such examination shall be mailed to each Shareholder of the Trust of record at his or her address as the same appears on the books of the Trust or otherwise disseminated to Shareholders in accordance with applicable law. Each such report shall set forth such other information required by the 1940 Act and such other matters as the Trustees or such independent firm of public accountants shall determine.

Section 6.5       Approval of Independent Registered Public Accounting Firm. At any regular meeting of the Shareholders of the Trust there may be submitted, for ratification or rejection, the name of the independent registered public accounting firm which has been selected for the fiscal year in which such meeting is held by a majority of those members of the Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act.

Section 6.6       Custodian. All securities and cash of the Trust shall be held by a custodian meeting the requirements for a custodian contained in the 1940 Act and the rules and regulations thereunder and in any applicable state securities or blue sky laws. The Trust shall enter into a written contract with the custodian regarding the powers, duties and compensation of the custodian with respect to the cash and securities of the Trust held by the custodian. Said contract and all amendments thereto shall be approved by the Trustees of the Trust. The Trust shall upon the resignation or inability to serve of the custodian obtain a successor custodian and require that the cash and securities owned by the Trust be delivered to the successor custodian.

Section 6.7       Prohibited Transactions. No officer or Trustee of the Trust or of its investment adviser shall deal for or on behalf of the Trust with himself, as principal or agent, or with any corporation or partnership in which he or she has a financial interest. This prohibition shall not prevent: (a) officers or Trustees of the Trust from having a financial interest in the Trust, its principal underwriter or its investment adviser; (b) the purchase of securities for the portfolio of the Trust or the sale of securities owned by the Trust through a securities dealer, one or more of whose partners, officers or Trustees is an officer or Trustee of the Trust, provided such transactions are handled in the capacity of broker only and provided commission charged do not exceed customary brokerage charges for such service; (c) the purchase or sale of securities for the portfolio of the Trust pursuant to a rule under the 1940 Act or pursuant to an exemptive order of the Securities and Exchange Commission; or (d) the employment of legal counsel, registrar, transfer agent, dividend disbursing agent, or custodian having a partner, officer or director who is an officer or Trustee of the Trust, provided only customary fees are charged for services rendered to or for the benefit of the Trust.

Section 6.8       Bonds. The Trustees may require any officer, agent or employee of the Trust to give a bond to the Trust, conditioned upon the faithful discharge of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Trustee. The Trustees shall, in any event, require the Trust to provide and maintain a bond issued by a reputable fidelity insurance company, authorized to do business in the place where the bond is issued, against larceny and embezzlement, covering each officer and employee of the Trust, who may singly, or jointly with others, have access to securities or funds of the Trust, either directly or through authority to draw upon such funds or to direct generally the disposition of such securities, such bond or bonds to be in such reasonable form and amount as a majority of the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act shall approve not less than once every twelve months, with due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Trust to which any such officer or employee may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Trust’s portfolio, and as meet all requirements which the Securities and Exchange Commission may prescribe by order, rule or regulation.

Section 6.9       Provisions in Conflict with Law or Regulations. The provisions of these By-Laws are severable. If any provision of these By-Laws shall be held invalid or unenforceable, in whole or in part, in any jurisdiction, such invalidity or unenforceability shall attach only to such provision, or such part or parts thereof, in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of these By-Laws in any jurisdiction. No provision of these By-Laws shall be effective to require a waiver of compliance with any provision of, or restrict any Shareholder rights expressly granted by, the Securities Act, the Exchange Act or the 1940 Act, or of any valid rule, regulation, or order of the Commission thereunder.

Section 6.10 Derivative and Direct Actions.

(a)       No Shareholder may bring a derivative or similar action or proceeding in the right of or name of or on behalf of the Trust to recover a judgment in its favor (a “derivative action”) unless each of the following conditions is met:

(i)       The Shareholder (the “Complaining Shareholder”) was a Shareholder of the Trust at the time of the action or failure to act complained of, or acquired the Shares afterwards by operation of law from a Person who was a Shareholder at that time;

(ii)       The Complaining Shareholder was a Shareholder of the Trust at the time the demand required by subparagraph (iii) below was made;

(iii)       Prior to the commencement of such derivative action, the Complaining Shareholder has made a written demand on the Trustees requesting that the Trustees cause the Trust to file the action (a “demand”), which demand shall include at least the following:

(1)       a copy of the proposed derivative complaint, setting forth a detailed description of the action or failure to act complained of, the facts upon which each such allegation is made, and the reasonably estimated damages or other relief sought;

(2)       a statement to the effect that the Complaining Shareholder believes in good faith that the Complaining Shareholder will fairly and adequately represent the interests of similarly situated Shareholders in enforcing the rights of the Trust and an explanation of why the Complaining Shareholder believes that to be the case;

(3)       a certification that the requirements of subparagraphs (i) and (ii) of this paragraph (a) have been met, as well as information and documentation reasonably designed to allow the Trustees to verify that certification;

(4)       a list of all other derivative or class actions in which the Complaining Shareholder is or was a named plaintiff, the court in which such action was filed, the date of filing, the name of all counsel to any plaintiffs, and the outcome or current status of such actions;

(5)       a certification by the Complaining Shareholder of the number of Shares of the Trust owned beneficially or of record by the Complaining Shareholder at the time set forth in subparagraphs (i) and (ii) of this paragraph (a) and an undertaking that the Complaining Shareholder will be a Shareholder of the Trust as of the commencement of and throughout the derivative action and will notify the Trust in writing of any sale, transfer, or other disposition by the Complaining Shareholder of any such Shares within three business days thereof; and

(6)       an acknowledgement of paragraphs (e) and (f) below; and

(iv)       the derivative action has not been barred in accordance with paragraph (c) below.

(b)       Within 90 calendar days of the receipt of a Shareholder demand submitted in accordance with the requirements above, those Trustees who are independent for purposes of considering the demand (as used in this Section 6.10, the “independent Trustees”) will consider, with the assistance of counsel who may be retained by such Trustees on behalf and at the expense of the Trust, the merits of the claim and determine whether maintaining a suit would be in the best interests of the Trust or if the matter should be submitted to a vote of Shareholders to the extent permitted under Section 1 of Article IX of the Declaration. If, during this 90-day period, the independent Trustees conclude that a determination as to the maintenance of a suit cannot reasonably be made within the 90-day period, or if a decision is made to submit the matter to a vote of Shareholders, the independent Trustees may extend the 90-day period by a period of time that the independent Trustees consider will be sufficient to permit them to make such a determination, not to exceed 60 calendar days from the end of the initial 90-day period, or, if the decision is made to submit the matter to a vote of Shareholders, not to exceed such period as the Trustees shall determine is reasonable and practical for the submission of the matter to Shareholders (such 90-day period, as may be extended as provided hereunder, the “review period”). Written notice of any such decision to extend the review period shall be sent to the Complaining Shareholder, or the Shareholder’s counsel if represented by counsel, within five business days of any decision to extend the period. Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) are deemed independent for all purposes, including for the purpose of approving or dismissing a derivative action. A Trustee otherwise independent for purposes of considering the demand shall not be considered not to be independent solely by virtue of (i) the fact that such Trustee receives remuneration for his service as a Trustee of the Trust or as a trustee or director of one or more investment companies with the same or an affiliated investment adviser or underwriter, (ii) the amount of such remuneration, (iii) the fact that such Trustee was identified in the demand as a potential defendant or witness, or (iv) the fact that the Trustee approved the act being challenged in the demand if the act resulted in no material personal benefit to the Trustee or, if the Trustee is also a Shareholder, no material personal benefit that is not shared pro rata with other Shareholders.

(c)       If the demand has been properly made under paragraph (a) of this Section 6.10, and a majority of the independent Trustees have considered the merits of the claim and have determined that maintaining a suit would not be in the best interests of the Trust, the demand shall be rejected and the Complaining Shareholder shall not be permitted to maintain a derivative action unless the Shareholder first sustains the burden of proof to the court that the decision of the Trustees not to pursue the requested action was not a good faith exercise of their business judgment on behalf of the Trust. If upon such consideration a majority of the independent Trustees determine that such a suit should be maintained, then the appropriate officers of the Trust shall either cause the Trust to commence that suit and such suit shall proceed directly rather than derivatively, or permit the Complaining Shareholder to proceed derivatively, provided however that any counsel representing the interests of the Trust shall be approved by the Trustees. Notwithstanding the foregoing, in their sole discretion, the Trustees may, as and to the extent provided in Section 1 of Article IX of the Declaration, submit the matter to a vote of Shareholders of the Trust and if so submitted, any decision by the independent Trustees to bring or maintain a court action, proceeding, or suit on behalf of the Trust shall be subject to any right of the Shareholders under Section 1 of Article IX of the Declaration to vote, by vote of a majority of the outstanding voting securities of the Trust (as defined in the 1940 Act), on whether or not such court action, proceeding, or suit should or should not be brought or maintained. Any decision by the independent Trustees to submit the matter to a vote of Shareholders, shall be made by the Trustees in their business judgment and shall be binding upon the Shareholders. The Trustees, or the appropriate officers of the Trust, shall inform the Complaining Shareholder of any decision reached under this paragraph (c) by sending written notice to the Complaining Shareholder, or the Shareholder’s counsel, if represented by counsel, within five business days of such decision having been reached.

(d)       If notice of a decision has not been sent to the Complaining Shareholder or the Shareholder’s counsel within the time permitted by paragraph (c) above, and subparagraphs (i) through (iv) of paragraph (a) above have been complied with, the Complaining Shareholder shall not be barred by these By-Laws from commencing a derivative action.

(e)       No Shareholder may bring a direct action claiming injury as a Shareholder of the Trust where the matters alleged (if true) would give rise to a claim by the Trust, unless the Shareholder has suffered an injury distinct from that suffered by the Shareholders of the Trust generally. Without limiting the generality of the foregoing, claims to vindicate a Shareholder’s contractual voting rights constitute direct claims only when the alleged injury to the Shareholder relating to the claim about his, her, or its voting rights is distinct from injury alleged to be suffered by the Shareholders of the Trust generally. A Shareholder bringing a direct claim must be a Shareholder of the Trust at the time of the injury complained of, or have acquired the Shares afterwards by operation of law from a Person who was a Shareholder at that time.

(f)       Any claim subject to this Section 6.10 shall be subject to Article VIII of these By-Laws.

ARTICLE VII

BOOKS AND RECORDS

Section 7.1       Inspection of Books and Records.

(a)       Upon at least five (5) business days advance written notice to the Trust, a Shareholder is entitled to inspect and copy, during regular business hours at the office where they are maintained, copies of any of the following records of the Trust:

(i)       the Declaration of Trust and all amendments thereto currently in effect;

(ii)       these Bylaws and all amendments thereto currently in effect;

(iii)       resolutions adopted by the Trustees creating one or more classes or series of Shares, and fixing their relative rights, preferences, and limitations, if any Shares issued pursuant to those resolutions are outstanding;

(iv)       the minutes of all Shareholders’ meetings, and records of all action taken by Shareholders without a meeting, for the past three (3) years;

(v)       all written communications to Shareholders generally within the past three (3) years;

(vi)       a list of the names and business addresses of the current Trustees and officers; and

(vii)       the most recent annual report delivered to the Secretary of State of the Commonwealth of Massachusetts.

(b)       Upon at least five (5) business days advance written notice to the Trust, a Shareholder is entitled to inspect and copy, during regular business hours at the office where they are maintained, copies of any of the following records of the Trust, only to the extent that the written notice describes with reasonable particularity the purpose of the demand and the records the Shareholder desires to inspect, the demand is made in good faith and for a proper purpose, the records requested are directly connected with such purpose, and the Trustees shall not have determined in good faith that disclosure of the records sought would adversely affect the Trust in the conduct of its business or constitute material non-public information at the time when the Shareholder’s notice of demand to inspect and copy is received by the Trust:

(i)       excerpts from minutes reflecting action taken at any meeting of the Trustees, records of any action of a committee of the Trustees while acting in place of the Trustees on behalf of the Trust, minutes of any meeting of the Shareholders, and records of action taken by the Shareholders or Trustees without a meeting, to the extent not subject to inspection under Section 7.1(a);

(ii)       the financial statements of the Trust and the supporting schedules reasonably necessary to verify any line item on those financial statements; and

(iii)       a list of the names and addresses of all Shareholders of record, in alphabetical order by class, showing the number and class of Shares held by each Shareholder of record.

Section 7.2       Scope of Inspection.

(a)       The Trust may satisfy the right of a Shareholder to copy records under Section 7.1 by furnishing to the Shareholder copies by photocopy or other means chosen by the Trust, including copies furnished through an electronic transmission or by directing the Shareholder to a publicly accessible website, if available, where copies of any such records are available electronically.

(b)       The Trust may impose a reasonable charge, covering the costs of labor, material, transmission and delivery, for copies of any documents provided to the Shareholder, which charge shall not exceed the estimated cost of production, reproduction, transmission or delivery of the records.

(c)       The Trust may impose reasonable restrictions on the use or distribution of records by the demanding Shareholder, including by requiring the Shareholder to enter into a confidentiality agreement on terms acceptable to the Trustees in its sole discretion.

(d)       Any determinations made by the Trustees related to a Shareholder’s request to inspect the Trust’s books and records pursuant to this Article VII, including, but not limited to, (i) whether such demand is made in good faith and for a proper purpose, (ii) whether the records requested are directly connected with such purpose, (iii) whether disclosure of the records sought would adversely affect the Trust in the conduct of its business or (iv) whether the records sought constitute material non-public information, shall be conclusive and any Shareholder challenging such determination shall have the burden of proving that the Trustees acted in bad faith in making any such determination.

(e)       No Shareholder shall have any right to inspect any records, accounts, books or documents of the Trust except as provided for by this Article VII or otherwise authorized by the Trustees.

ARTICLE VIII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION; WAIVER OF JURY TRIAL

Section 8.1       Exclusive Forum for Certain Litigation. Unless the Trust consents in writing to the selection of an alternative forum, the United States District Court for the District of Massachusetts (Boston Division) or, to the extent such court does not have jurisdiction, the Business Litigation Session of the Massachusetts Superior Court in Suffolk County, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Trust, (b) any action asserting a claim of breach of any duty owed by any Trustee or officer or other employee of the Trust to the Trust or to the Shareholders of the Trust, (c) any action asserting a claim against the Trust or any Trustee or officer or other employee of the Trust arising pursuant to Massachusetts business trust law or the Declaration of Trust or these By-Laws, or (d) any other action asserting a claim against the Trust or any Trustee or officer or other employee of the Trust that is governed by the internal affairs doctrine (“Covered Action”). If a Shareholder or group of Shareholders bring a Covered Action in a jurisdiction other than as specified above, and venue for such Covered Action is subsequently changed through legal process to the United States District Court for the District of Massachusetts or the Superior Court of Suffolk County for the Commonwealth of Massachusetts, such Shareholder(s) shall reimburse all expenses incurred by the Trust or any other person in effecting such change of venue. This Article VIII does not apply to any claim under the U.S. federal securities laws.

Section 8.2       Waiver of Jury Trial. In any Covered Action, there shall be no right to a jury trial. THE RIGHT TO A TRIAL BY JURY IS EXPRESSLY WAIVED BY THE PARTIES TO SUCH COVERED ACTION TO THE FULLEST EXTENT PERMITTED BY LAW.

ARTICLE IX

AMENDMENTS

These By-Laws may be amended or repealed, or new By-Laws may be adopted, by a vote of a majority of the Trustees at any meeting thereof or by action of the Trustees by written consent in lieu of a meeting. These By-Laws may not be amended or repealed and new By-Laws may not be adopted by the Shareholders of the Trust.

ARTICLE X

DEFINITIONS

Section 10.1       Capitalized Terms. All words and terms capitalized in these By-Laws and not defined herein shall have the meaning or meanings set forth for such words or terms in the Declaration of Trust.

Section 10.2       Certain Definitions. As used in these By-Laws, the following term shall have the meanings ascribed to them:

(a)       “12(d) Holder” shall mean any investment fund (as defined herein), but excluding any investment fund managed by the Trust’s investment adviser or an investment adviser in a control relationship with the Trust’s investment adviser, and any company or companies controlled by such investment fund in the aggregate owning beneficially or of record (A) more than three percent (3%) of the outstanding voting Shares of the Trust, (B) securities issued by the Trust having an aggregate value in excess of five percent (5%) of the total assets of such investment fund and any company or companies controlled by such investment fund, (C) securities issued by the Trust and by all other investment funds having an aggregate value in excess of ten percent (10%) of the total assets of the investment fund making such investment and any company or companies controlled by the investment fund making such investment, or (D) together with other investment funds having the same investment adviser, investment manager, general partner or managing member (or investment advisers, investment managers, general partners or managing members in a control relationship) and companies controlled by such investment funds, more than ten percent (10%) of the total outstanding Shares of the Trust.

(b)       “1940 Act” shall mean the Investment Company Act of 1940, as amended.

(c)       “beneficial owner” of a security shall mean any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (A) has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such security; and/or, (2) investment power which includes the power to dispose, or to direct the disposition, of such security or (B) owns, controls or holds with power to vote such security. A Person shall be deemed to be the beneficial owner of shares if that Person has the right to acquire beneficial ownership of such shares at any time, whether or not within sixty days of the date of such determination. “Beneficially own,” “own beneficially” and related terms shall have correlative meaning.

(d)       “Contested Election” shall mean any election of Trustees in which the number of persons nominated for election as Trustees in accordance with these By-Laws exceeds the number of Trustees to be elected, with the determination that any election of Trustees is a Contested Election to be made by the Secretary or other officer of the Trust prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees. If, prior to the time the Trust mails its initial proxy statement in connection with such election of Trustees, one or more persons nominated for election as a Trustee is withdrawn such that the number of persons nominated for election as Trustees no longer exceeds the number of Trustees to be elected, such election shall not be considered a Contested Election.

(e)       “control” shall mean the power to exercise a controlling influence over a Person, which in the case of a company means the power to exercise a controlling influence over the management or policies of such company, unless such power is solely the result of an official position with such company.

(f)       “control relationship” with respect to any Person shall mean control over such Person, being controlled by such Person or being under common control with such Person.

(g)       “immediate family member” shall mean shall mean any parent, child, spouse, spouse of a parent, spouse of a child, brother or sister (including step and adoptive relationships).

(h)       “investment fund” shall mean any collective investment vehicle, including the Trust, primarily engaged in the business of investing in “investment securities” (as defined in the 1940 Act).

(i)       “Non-Management Trustee” shall mean a Trustee who is not an “interested person” (as defined in the 1940 Act) of the Trust’s investment adviser.

(j)       “Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof.

(k)       “Proposed Nominee Associate” of any Proposed Nominee shall mean (i) any person acting in concert with such Proposed Nominee, (ii) any beneficial owner of Shares of the Trust owned of record or beneficially by such Proposed Nominee (other than a Shareholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Proposed Nominee or such Proposed Nominee Associate.

(l)       “publicly announced or disclosed” shall mean disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed by the Trust with the Securities and Exchange Commission, or in a Web site accessible to the public maintained by the Trust or by its investment adviser.

(m)       “Shareholder Associate” of any Shareholder shall mean (i) any person acting in concert with such Shareholder, (ii) any beneficial owner of Shares of the Trust owned of record or beneficially by such Shareholder (other than a Shareholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Shareholder or such Shareholder Associate.

EXHIBIT A

NUVEEN CLOSED-END FUNDS

(Organized as Massachusetts Business Trusts)

Updated as of February 28, 2024

Trust	Date Established
Nuveen AMT-Free Municipal Credit Income Fund	July 12, 1999
Nuveen AMT-Free Municipal Value Fund	November 19, 2008
Nuveen AMT-Free Quality Municipal Income Fund	July 28, 2002
Nuveen Arizona Quality Municipal Income Fund	August 24, 2012
Nuveen California AMT-Free Quality Municipal Income Fund	July 29, 2002
Nuveen California Municipal Value Fund	November 12, 2020
Nuveen California Quality Municipal Income Fund	December 1, 1998
Nuveen California Select Tax-Free Income Portfolio	March 30, 1992
Nuveen Core Equity Alpha Fund	January 9, 2007
Nuveen Core Plus Impact Fund	December 3, 2020
Nuveen Credit Strategies Income Fund	March 16, 2003
Nuveen DOWSM Dynamic Overwrite Fund	May 20, 2014
Nuveen Dynamic Municipal Opportunities Fund	November 4, 2019
Nuveen Floating Rate Income Fund	January 15, 2004
Nuveen Global High Income Fund	August 5, 2014
Nuveen Massachusetts Quality Municipal Income Fund	January 12, 1993
Nuveen Minnesota Quality Municipal Income Fund	April 28, 2014
Nuveen Missouri Quality Municipal Income Fund	March 29, 1993
Nuveen Mortgage and Income Fund	September 10, 2009
Nuveen Multi-Asset Income Fund	April 22, 2021
Nuveen Multi-Market Income Fund	April 30, 2014
Nuveen Municipal Credit Income Fund	March 21, 2001
Nuveen Municipal Credit Opportunities Fund	April 18, 2019
Nuveen Municipal High Income Opportunity Fund	October 8, 2003
Nuveen NASDAQ 100 Dynamic Overwrite Fund	May 20, 2004
Nuveen New Jersey Quality Municipal Income Fund	June 1, 1999
Nuveen New York AMT-Free Quality Municipal Income Fund	July 29, 2002
Nuveen New York Municipal Value Fund	November 12, 2020
Nuveen New York Quality Municipal Income Fund	December 1, 1998
Nuveen New York Select Tax-Free Income Portfolio	March 30, 1992
Nuveen Pennsylvania Quality Municipal Income Fund	December 19, 1990
Nuveen Preferred & Income Opportunities Fund	January 27, 2003
Nuveen Preferred and Income Term Fund	April 18, 2012
Nuveen Quality Municipal Income Fund	January 15, 1999
Nuveen Real Asset Income and Growth Fund	January 10, 2012
Nuveen Real Estate Income Fund	August 27, 2001
Nuveen S&P 500 Buy-Write Income Fund	July 23, 2004
Nuveen S&P 500 Dynamic Overwrite Fund	November 11, 2004
Nuveen Select Maturities Municipal Fund	July 23, 1992
Nuveen Select Tax-Free Income Portfolio	January 29, 1992
Nuveen Taxable Municipal Income Fund	December 4, 2009
Nuveen Variable Rate Preferred & Income Fund	June 1, 2021
Nuveen Virginia Quality Municipal Income Fund	January 12, 1993

ADDITIONS

Trust	Date Established
Nuveen Loan Opportunities Fund	April 5, 2022
Nuveen Municipal Income Opportunities Fund	September 28, 2022